EXHIBIT 10.23

                             December 18, 1996


Mr. Charles W. Goodyear, IV
1615 Poydras Street
New Orleans, Louisiana  70112


Dear Mr. Goodyear:

     The purpose of this letter is to confirm the terms of your resignation (the "Resignation"), which will become effective immediately after the close of business on December 31, 1996, from all offices and directorships which you currently hold with Freeport-McMoRan Inc. ("FTX"), Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), Freeport-McMoRan Copper & Gold Inc. ("FCX"), McMoRan Oil & Gas Co. ("MOXY"), FM Services Company, FM Properties, Inc. ("FMPO") and their affiliated entities (collectively, the "Freeport Entities") with the exception of a non-employee officership with each of FTX, FRP, FCX, MOXY and FMPO (the "Public Freeport Entities") and FM Services Company which you will maintain until after the close of business on December 31, 1999. Prior to December 31, 1996, each of the Public Freeport Entities and FM Services Company shall designate the non-employee officerships which you are to hold with their respective companies commencing on or before December 31, 1996 through the close of business on December 31, 1999.

     The Public Freeport Entities and FM Services Company may not terminate you from any of the designated officerships prior to the close of business on December 31, 1999 unless FM Services Company terminates that certain Consulting Agreement (the "Consulting Agreement"), dated the date hereof, between FM Services Company and Goodyear Capital Corporation, pursuant to paragraphs 8(ii)(A), (B), (C) or (D) thereof. Any such permitted termination shall be deemed a termination for "Cause".

     As a non-employee officer of the Public Freeport Entities and FM Services Company you will continue to receive, for the duration of the Consulting Agreement, the economic benefit of all stock options (other than, as addressed below, the Forfeited 1996 Stock Options), SARs, and performance units granted to you under the FTX 1982 Stock Option Plan, the FTX 1992 Stock Option Plan, the FTX 1996 Stock Option Plan, the FTX 1992 Long-Term Performance Incentive Plan, the FCX Adjusted Stock Award Plan, the FCX 1995 Stock Option Plan, the FCX 1995 Long-Term Performance Incentive Plan, and the MOXY Adjusted Stock Award Plan (collectively, the "Plans"), certain information with respect to which is listed on Attachment "A". If the Public Freeport Entities and FM Services Company terminate you for Cause, you will forfeit all stock options and SARs which have not previously vested and the benefit of any performance units which have not reached their award valuation date. Neither the Public Freeport Entities nor FM Services Company will pay you any compensation for your services as a non-employee officer, but each of the Public Freeport Entities shall cause you to be covered by its directors' and officers' insurance policy. Further, each of the Public Freeport Entities and FM Services Company hereby agrees to indemnify you against all claims or liabilities accruing against you as a result, either in whole or in part, of your service as its non-employee officer under the same terms and conditions that such corporation indemnifies its other officers.

     With the exception of those stock options granted to you in 1996, all listed stock options and SARs shall continue to vest in accordance with their existing vesting schedules and, notwithstanding any provision in the stock option or SAR documentation to the contrary, shall be in no way affected by your Resignation. With respect to those stock options granted in 1996, one-third (1/3) of the total options in each 1996 grant shall continue to vest in accordance with their existing vesting schedules, and, notwithstanding any provision in the stock option documentation to the contrary, shall be in no way affected by your Resignation. The remaining two-thirds (2/3) of such stock options granted in 1996 (the "Forfeited 1996 Stock Options") shall be deemed to be forfeited on, but not prior to, January 1, 1997. The two-thirds (2/3) forfeiture of the 1996 stock options shall be applied pro-rata throughout the vesting schedule for the 1996 stock options with the aggregate number of 1996 stock options vesting on each particular date in the vesting schedule being reduced by two-thirds. In exchange for your surrender of the Forfeited 1996 Stock Options, the Freeport Entities bind themselves in solido to pay you $8333.33 per month commencing January 1, 1997, and payable on or before the first day of each calendar month thereafter through December 1, 1999, for an aggregate payment for $300,000.00; provided, however, that (i) if FM Services Company terminates the Consulting Agreement in accordance with paragraphs 8(ii)(A), (B) or (C) thereof, the Freeport Entities shall be discharged from their obligation to make any further monthly payments which would otherwise have fallen due after the termination date of the Consulting Agreement and (ii) if FM Services Company or Goodyear Capital Corporation terminates the Consulting Agreement for any reason other than those set forth in paragraphs 8(ii)(A), (B) or (C) thereof, all remaining monthly payments shall be immediately due and payable on the termination date of the Consulting Agreement. If, due to the occurrence of an Acceleration Event (as hereinafter defined), you exercise any of the Forfeited 1996 Stock Options prior to January 1, 1997, the Freeport Entities and you will agree on an equitable adjustment to the $300,000.00 payment to reflect the value of the exercised options. The Freeport Entities further bind themselves in solido to indemnify you against, and to hold you harmless from, any tax liability which may accrue to you as the result of your surrender of the Forfeited 1996 Stock Options if the United States Government or any state or local government assigns a greater value to the Forfeited 1996 Stock Options than is provided for under this letter agreement.

     Without affecting your rights set forth above with respect to your non-employee officerships with the Public Freeport Entities and FM Services Company, this letter confirms that you understand that your Resignation will, effective immediately after the close of business on December 31, 1996, terminate the employer-employee relationship that previously existed between you and certain of the Freeport Entities. You will receive, under separate cover, appropriate notices relative to health care continuation options under COBRA, as well as other benefit statements. Moreover, you acknowledge and understand that effective January 1, 1997 you will no longer be eligible to make additional contributions to any employee benefit plans (including the various ECAP and SECAP plans maintained by the Freeport Entities) or to receive further employee benefit awards from any of the Freeport Entities. Subject to the qualifications set forth in this letter, your Resignation does not in any way affect your rights (i) to exercise any stock options listed on Attachment "A" other than the Forfeited 1996 Stock Options,
(ii) to exercise any SARs listed on Attachment "A", (iii) to receive payment for any performance units listed on Attachment "A" or (iv) to receive all employee and employer contributions in your name, and the earnings thereon, made or accrued prior to January 1, 1997 under the ECAP and SECAP plans maintained by the Freeport Entities. You will have all rights specified under the Freeport Entities' ECAP and SECAP plans to maintain your existing investments in such plans or to receive a distribution of the assets which you have previously accumulated in such plans.

     If any event (an "Acceleration Event") occurs which entitles or requires the holders of stock options, SARs, and/or performance units granted by any of the Freeport Entities to exercise such rights or to receive payments with respect to such rights prior to the originally scheduled exercise or payment dates, you will be entitled to exercise such rights and/or to receive such payments with respect to your stock options, SARs, and performance units (including, during the period from the date hereof through December 31, 1996 only, the Forfeited 1996 Stock Options) on the same basis as the directors, officers, and employees of the Freeport Entities holding similar stock options, SARs, and performance units.

     The unpaid balance of the home loan made to you by Freeport-McMoRan Inc. shall continue to be amortized on its existing amortization schedule and with the same payment terms throughout the term of the Consulting Agreement. Until the expiration or earlier termination of the Consulting Agreement pursuant to paragraph 8(ii), your Resignation shall not cause an acceleration of such home loan or otherwise affect in any way the original repayment schedule and economic terms of such loan.

     You agree to comply with the confidentiality provisions set forth in Attachment "B" hereto, the terms of which are incorporated by reference into, and made a part of, this resignation agreement.

     Louisiana law shall govern the terms of this resignation agreement. If any dispute should arise pursuant to the terms of this resignation agreement, you hereby consent to the jurisdiction of the courts of the State of Louisiana or, if the dispute is subject to federal jurisdiction, of the United States federal courts located in the State of Louisiana.

     Please sign in the space provided below to confirm your agreement to the above terms which reflect the complete agreement between you and the Freeport Entities, and to which there are no other obligations on the part of the Freeport Entities which are not reflected in this document, the Consulting Agreement or the Plans (as the Plans are in effect on the date hereof and expressly modified hereby).

Agreed to this 18th day of December, 1996:  FREEPORT-MCMORAN INC.
                                            FREEPORT-MCMORAN COPPER & GOLD
                                              INC.
                                            FREEPORT-MCMORAN RESOURCE
                                              PARTNERS, LIMITED PARTNERSHIP
                                            MCMORAN OIL & GAS CO.
  /s/ Charles W. Goodyear                   FM PROPERTIES INC.
-----------------------------               FM SERVICES COMPANY
Charles W. Goodyear, IV

                                       By: /s/ Richard C. Adkerson
                                          -------------------------------
                                           Richard C. Adkerson

                                                                Attachment A

  Contract                      Grant Termination Option   Stock     Number
   Number     Plan      Type     Date     Date    Price     Name  Outstanding
-----------------------------------------------------------------------------

Will remain in force for duration of Consulting Agreement:

    1721      FMI        NQ    3/14/89  3/15/99   $16.9386  FTX      36,887
    2159      920       SAR     8/4/92   8/4/02   $19.7034  FTX       9,091
    2172      920        NQ     8/4/92   8/4/02   $19.7034  FTX      18.182
    2200      920       SAR    12/7/93  12/7/03   $18.5556  FTX       5,963
    2289      920        NQ    12/7/93  12/7/03   $18.5556  FTX       9,091
    2359      920       SAR     5/3/94   5/3/04   $19.8306  FTX       7,927
    2472      920        NQ     5/3/94   5/3/04   $19.8306  FTX      12,091
    4708     FTX96S      NQ    5/14/96  5/14/06   $34.8125  FTX      54,186
    4712      920        NQ    5/14/96  5/14/06   $34.8125  FTX      19,147

    4149     FCX95A      NQ    3/14/89  3/15/99   $17.1291  FCXB     44,470
    4151     FCX95A     SAR     8/4/92   8/4/02   $19.9250  FCXB      9,573
    4152     FCX95A      NQ     8/4/92   8/4/02   $19.9250  FCXB     76,554
    4153     FCX95A     SAR    12/7/93  12/7/03   $18.7643  FCXB     12,556
    4154     FCX95A      NQ    12/7/93  12/7/03   $18.7643  FCXB     38,277
    4155     FCX95A     SAR     5/3/94   5/3/04   $20.0539  FCXB     25,033
    4156     FCX95A      NQ     5/3/94   5/3/04   $20.0539  FCXB     50,907
    4705     FCX95S      NQ    5/14/96  5/14/06   $35.5000  FCXB     36,667

    3213    MOXY94A      NQ    5/20/94  3/15/99   $4.0042   MOXY     20,625
    3214    MOXY94A      NQ    5/20/94  3/15/99   $4.0042   MOXY      8,250
    3215    MOXY94A      NQ    5/20/94   8/4/02   $4.6578   MOXY      5,111
    3216    MOXY94A      NQ    5/20/94   8/4/02   $4.6578   MOXY     10,222
    3217    MOXY94A      NQ    5/20/94  12/7/03   $4.3865   MOXY      3,352
    3218    MOXY94A      NQ    5/20/94  12/7/03   $4.3865   MOXY      5,111
    3219    MOXY94A      NQ    5/20/94   5/3/04   $4.6879   MOXY      4,456
    3220    MOXY94A      NQ    5/20/94   5/3/04   $4.6879   MOXY      6,797


            *Three stock options shall become exercisable in accordance with the "Maturity Schedule" below. All other stock options and stock appreciation rights (SARs) listed above will become exercisable in accordance with the original agreements covering same.

Will be forfeited upon termination of employment:

    4708     FTX96S      NQ    5/14/96  5/14/06   $34.8125  FTX     108,373
    4712      920        NQ    5/14/96  5/14/06   $34.8125  FTX      38,294

    4705     FTX95S      NQ    5/14/96  5/14/06   $35.5000  FCXB     73,333

                                                               Attachment A

              Maturity Schedule for Stock Options Covered Under
                     Contract Numbers 4708, 4712 and 4708


              Contract                           Number of
               Number       Date Exercisable    Shares/SARs

                4708            5/14/97            10,837
                                5/14/98            10,837
                                5/14/99            10,837
                                5/14/00            10,837
                                5/14/01            10,838

                4712            5/14/97            3,829
                                5/14/98            3,829
                                5/14/99            3,829
                                5/14/00            3,830
                                5/14/01            3,830

                4705            5/14/97            7,333
                                5/14/98            7,333
                                5/14/99            7,333
                                5/14/00            7,334
                                5/14/01            7,334


      Note: The above maturity schedule is subject to all other terms and conditions of the original agreements for the stock options covered by Contract Numbers 4708, 4712 and 4705

                                                               Attachment A

                 C. W. Goodyear --- Performance Unit Account
                                   Summary

   Grant       Award     Valuation  No. of Performance
    Type        Year        Date          Units
 -----------------------------------------------------

   92FTX        1993      12/31/96         3,333
   92FTX        1994      12/31/97         6,666
   92FTX        1995      12/31/98         6,666
   92FTX        1996      12/31/99        13,000

   95FCT        1993      12/31/96        24,114
   95FCT        1994      12/31/97        48,228
   95FCT        1995      12/31/98        48,228

   95FCX        1996      12/31/99        50,000


                          ATTACHMENT "B"

                      CONFIDENTIALITY TERMS


     This Attachment "B" to the resignation agreement (the "Agreement") by and between Freeport-McMoRan Inc., Freeport-McMoRan Resource Partners, Limited Partnership, Freeport-McMoRan Copper & Gold, Inc., McMoRan Oil & Gas Co., FM Properties Inc. and FM Services Company (collectively, with all affiliated entities, the "Freeport Entities") and Charles W. Goodyear, IV (Mr. Goodyear) sets forth the parties' mutual understanding and agreement with respect to Mr. Goodyear's obligations to maintain the confidentiality of certain information related to the Freeport Entities and their affiliates (as defined below). Any terms not otherwise defined in this Attachment "B" shall have the meaning assigned in the Agreement.

     1.   Definitions.

          (A) "Affiliate" shall mean, with respect to any person or entity (i) any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity, or (ii) any employee of such person or entity or any independent contractor contracted by such person or entity to perform work for the Freeport Entities. For the purposes of this definition, "control" (including the correlative meanings, the terms "controlling," "controlled by" and "under common control with") as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

          (B) "Company Personnel" means, collectively (i) any Affiliate or joint venture partner of a Freeport Entity, (ii) any consultant or independent contractor engaged by a Freeport Entity, (iii) any entity in which a Freeport Entity or any Affiliate of a Freeport Entity has an investment interest and (iv) any employee, independent contractor or consultant engaged by any of the entities described in subparts (i)-(iii) of this definition.

          (C)  "Confidential  Information"  means any and all information
(i)(A) which is proprietary to the Freeport Entities or any Company Personnel, or (B) which has been disclosed to Mr. Goodyear by the Freeport Entities or any Company Personnel with the understanding that it is confidential and is to remain so, and (ii) which Mr. Goodyear has obtained or about which he has become aware during his employment by the Freeport Entities. Confidential Information includes, without limitation: business plans; environmental reports and plans; information contained in internal and external memoranda and correspondence by or to a Freeport Entity or any Company Personnel, together with the memoranda and correspondence themselves; information contained in bulletins and newsletters created by the Freeport Entities or any Company Personnel, together with the bulletins and newsletters themselves; information learned and notes taken in connection with meetings or teleconferences conducted during the period of Mr. Goodyear's employment by the Freeport Entities; information in the files of the Freeport Entities and their Affiliates or consultants; information and other data recorded in the databases, files, diskettes, directories, magnetic tape and other storage media of the Freeport Entities' computer systems or any computer systems on which information or data of the Freeport Entities is stored or processed; any information relating to decisions or actions taken by the Freeport Entities or the reasons for such decisions or actions; financial information; the Freeport Entities' trade secrets; and information relating to the Freeport Entities' products, operations, technology, computer programs, source codes, data bases, schematics, research and development, engineering, design, construction, manufacturing, purchasing, finance, marketing, product development, business acquisitions, personnel, promotion, distribution and selling activities. Notwithstanding the foregoing, the term "Confidential Information" shall exclude (a) any information which is or becomes generally available to the public from sources such as newspapers, trade publications, government publications or other similar sources (other than as a result of Mr. Goodyear's violation of the confidentiality terms imposed under this Attachment "B") and (b) any information the release of which would not reasonably be anticipated by Mr. Goodyear to have a material adverse impact on any of the Freeport Entities.

     2. Confidentiality. Mr. Goodyear hereby acknowledges that, during the term of his employment with the Freeport Entities, Mr. Goodyear was exposed to certain Confidential Information. Mr. Goodyear agrees, without limitations as to time, to hold such Confidential Information in strictest confidence, and not to use, except for the benefit of the Freeport Entities or to disclose, transfer or reveal, directly or indirectly to any person or entity, any Confidential Information without the prior written authorization of the Chairman of the Board of Directors of FM Services Company. All Confidential Information is and shall remain the sole and exclusive property of the Freeport Entities, subject to their sole discretion as to use. Mr. Goodyear agrees not to use any Confidential Information for his own benefit or for the benefit of any person or entity other than the Freeport Entities.

     3. Third Party Information. Mr. Goodyear acknowledges that the Freeport Entities have received confidential or proprietary information from third parties, subject to a duty on the Freeport Entities' part to maintain the confidentiality of such information and to use it only for certain limited purposes. If Mr. Goodyear has received such third party confidential information during the term of his employment with the Freeport Entities, Mr. Goodyear agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person or entity or to use it for the benefit of anyone other than the Freeport Entities or such third party (consistent with the Freeport Entities' agreement with such third party) without the express written authorization of the Chairman of the Board of Directors of FM Services Company.

     4. Return of Materials. At the request of the of the Chairman of the Board of Directors of FM Services Company, Mr. Goodyear agrees immediately to destroy or deliver to the Chairman of the Board of Directors of FM Service Company all papers, notes, data, reference materials, sketches, drawings, memoranda, documentation, software, tools, apparatus and any other materials containing Confidential Information and furnished to Mr. Goodyear by the Freeport Entities or prepared or made, in whole or in part, by Mr. Goodyear at any time during his employment by the Freeport Entities.

     5. Notice. Mr. Goodyear authorizes the Freeport Entities to notify others, including any person to whom the Mr. Goodyear has disclosed Confidential Information in violation of this Agreement of the terms of this Agreement and his obligations hereunder.

     6. Governing Law and Consent to Jurisdiction. Louisiana law shall govern the terms of this Attachment "B". If any dispute should arise pursuant to the terms of this Attachment "B", Mr. Goodyear hereby consents to the jurisdiction of the courts of the State of Louisiana or, if the dispute is subject to federal jurisdiction, of the United States federal courts located in the State of Louisiana.